EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-196946 on Form S-3 and Registration Statement No. 333-191916 on Form S-8 of our reports dated March 6, 2015, relating to the consolidated financial statements of CatchMark Timber Trust, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of CatchMark Timber Trust for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 6, 2015